EXHIBIT 10(ii)







January 26, 1998



Mr. George Volanakis
2604 Hacienda Drive
Dubuque, IA  52002

Re:  Pension Benefits

Dear George:

I am writing to confirm the issue of minimum pension benefits under the Hasbro, Inc. retirement benefit programs as they would apply to you should you be re-employed by Hasbro, Inc. after termination of your current employment.

In the event your employment with Hasbro would involuntarily be terminated for a reason other than for Cause (as defined below), then Hasbro would provide an aggregate life annuity benefit under Company-sponsored retirement programs of no less than $100,000 per annum commencing no earlier than the first day of the calendar month after your attainment of age 55 years. You would be able to elect receiving this benefit in an actuarial equivalent amount in accordance with the provisions of the plans.

For purposes of the preceding paragraph, the term "Cause" means your (1) conviction of or confession to a felony or fraud or a criminal act of misappropriation, embezzlement, or the like, or (2) committing any acts of gross negligence, willful misconduct or dishonesty, or (3) divulging trade secrets or confidential information of Hasbro, directly or indirectly, to a competitor of Hasbro, or (4) breach of any material fiduciary duty owed by you to Hasbro, or (5) refusal to perform reasonable duties required in performance of your employment with Hasbro.

I hope this information will be useful.

Sincerely,


/s/ Harold Gordon
-----------------
Harold Gordon
Vice Chairman
Hasbro, Inc.